                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*

                  ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED
                  ---------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                          ----------------------------
                         (Title of Class of Securities)

                                    G0535E106
                                 --------------
                                 (CUSIP Number)

                             Michael J. Hagan, Esq.
                             Morrison & Foerster LLP
                           1290 Avenue of the Americas
                               New York, NY 10104
                                 (212) 468-8000
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                               September 26, 2005
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ]

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

            The signature page hereto amends and replaces the signature page of
Amendment No. 1, filed on September 26, 2005 ("Amendment No. 1"), to the original Schedule 13D (the "Original Schedule 13D") filed by SINO-JP FUND CO.,
LTD. ("Sino-JP"), SINO-JP ASSETS MANAGEMENT CO., LTD. ("Sino-JP Assets"), EXPERT
TIME HOLDINGS LIMITED ("Expert"), and Mr. WELLEN SHAM as of September 24, 2004.
Except to the extent amended by the information contained herein, the Original
Schedule 13D and Amendment No.1 thereto, remain in full force and effect.
Capitalized terms used but not otherwise defined herein shall have the meanings assigned to those terms in the Original Schedule 13D.

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: September 27, 2005

                                                         SINO-JP FUND CO., LTD.

                                                            By: /s/ Wellen Sham
                                                            -------------------
                                                              Name: Wellen Sham
                                                                Title: Director

                                             SINO-JP ASSETS MANAGMENT CO., LTD.

                                                            By: /s/ Wellen Sham
                                                            -------------------
                                                              Name: Wellen Sham
                                                                Title: Director

                                                   EXPERT TIME HOLDINGS LIMITED

                                                            By: /s/ Wellen Sham
                                                            -------------------
                                                              Name: Wellen Sham
                                                                Title: Director

                                                                    WELLEN SHAM

                                                                /s/ Wellen Sham
                                                            -------------------

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